Exhibit 99.2

November 3, 2015

ZAGG Inc Reports Record Net Sales for Third Quarter 2015, Repurchases 1.8 Million
Shares, and Updates Full Year Guidance

●	Net sales increased 11% percent to a Q3 record of $66.8 million
●	Gross margins improved to 37% compared to 15% last year
●	GAAP earnings per diluted share of $0.13 versus a net loss per share of $(0.14) in 2014
●	Adjusted EBITDA improved to $9.9 million, compared to $(3.0) million last year

SALT LAKE CITY, November 3, 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading global mobile device accessories company, today announced financial results for the third quarter ending September 30, 2015.

“We are pleased with our third quarter performance as well as our results for the first nine months of 2015,” commented Randy Hales, President and Chief Executive Officer of ZAGG Inc. “We are encouraged with the increase in sales and improved profitability year-to-date, driven by continued strong screen protection sales. We have achieved meaningful progress in improving our operational efficiencies, which, along with the benefit of product mix, have been significant contributors to our increase in profitability. Our team’s focus and commitment to improved performance will continue to contribute to long-term growth and increased shareholder value.”

Third Quarter Results

Net sales for the quarter increased 11% to a third quarter record of $66.8 million compared to $60.0 million in 2014. This increase was due to continued strong sales of screen protection products, improved audio sales, and expanded domestic and international distribution. The increase in screen protection sales was partially offset by lower sales of tablet keyboards due to overall softness in the tablet market and lower sales of portable power due to the timing of customer launch initiatives in the third quarter last year that will not occur until the fourth quarter this year.

Gross profit improved to $24.9 million, or 37% of net sales, versus $9.2 million, or 15% of net sales in 2014. The increase in gross profit percentage was due to favorable product sales mix, and improved operational efficiencies. Also contributing to the improvement was the fact that during the same period in 2014 the company incurred a $9.6 million inventory write down.

Net income improved to $3.7 million, compared to net loss of $(4.3) million in the third quarter of 2014, with fully diluted earnings per share improving significantly to $0.13 (on 28.9 million fully diluted shares) compared to a loss of ($0.14) (on 30.3 million diluted shares), respectively.

Third Quarter 2015 Income Statement Highlights

(in millions, except per share amounts)	September 30, 2015	September 30, 2014
Revenue	$66.8	$60.0
Gross Profit (Gross Margin %)	$24.9 (37%)	$9.2 (15%)
Net Income (loss)	$3.7	$(4.3)
Earnings (loss) per share	$0.13	$(0.14)
Adjusted EBITDA	$9.9 million	$(3.0) million

Cumulative Results through Nine Months

Net sales for the first nine months increased 20% to $190.7 million compared to $159.2 million in 2014. This increase was due to new distribution during the nine months period, particularly in wireless retail in the U.S. and Europe, which drove incremental sales in screen protection. Partially offsetting these gains were lower sales in tablet keyboards due to overall softness in the tablet market, audio due to reduced product placement at a key customer compared to 2014, and portable power due to the timing of customer launch initiatives in the third quarter last year that will not occur until the fourth quarter this year.

Gross profit improved in the first nine months to $72.8 million, or 38% of net sales compared to $43.7 million, or 27% of net sales in the same period 2014. The increase in gross profit percentage was primarily due to favorable sales mix and improved operational efficiencies. Also contributing to the improvement was the fact that during the same period in 2014 the company incurred a $9.6 million inventory write down.

Net income improved to $10.6 million, compared to a loss of $(2.5) million in the first nine months of 2014. Fully diluted earnings per share improved significantly to $0.36 (on 29.5 million fully diluted shares) from a loss per share of $(0.08) (on 30.3 million diluted shares).

Year-to-Date 2015 Income Statement Highlights

(in millions, except per share amounts)	September 30, 2015	September 30, 2014
Revenue	$190.7	$159.2
Gross Profit (Gross Margin %)	$72.8 (38%)	$43.7 (27%)
Net Income (loss)	$10.6	$(2.5)
Earnings (loss) per share	$0.36	$(0.08)
Adjusted EBITDA	$29.5 million	$7.8 million

Share Repurchase Summary

The Company repurchased 1.844 million shares ($13.6 million) during the quarter for an average price of $7.32 per share and completed the Board authorization of $15.0 million (2.030 million total shares purchased; $14.9 million) during the first half of October, 2015. Subsequently, the Board of Directors approved on October 30, 2015 an additional share repurchase authorization of $20.0 million with no stated expiration date.

Updated 2015 Business Outlook

“We are encouraged by the solid results we have seen through the first three quarters of 2015 and by the significant progress the Company has made in growing our distribution and improving profitability,” continued Mr. Hales. “We have the right team in place at ZAGG to continue building on our momentum and drive future growth. For the remainder of 2015, we are revising our annual guidance to reflect the strength we have seen in the year-to-date results.”

The Company provided the following updated annual guidance for 2015:

●	Moves net sales forecast to the high end of the previous guidance range of $260 - $270 million due to continued strong screen protection sales;
●	Adjusts gross margin as a percent of net sales to 38%, plus or minus 50 basis points

●	Increases adjusted EBITDA to $42 - $44 million from the previous range of $40 - $43 million reflecting continued favorable product sales mix and improved operational efficiencies;
●	Expects the annual effective tax rate to be approximately 40%, consistent with the first half of 2015.

Conference Call

A conference call will be held today at 5:00 p.m. EDT to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) managing inventory in light of constantly shifting consumer demand; (i) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (j) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), and recovery of reserves on note receivable) contained in this commentary is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

About ZAGG Inc:

ZAGG Inc (NASDAQ: ZAGG) creates best-in-class accessories that protect and enhance mobile devices for consumers around the globe. The company offers a broad range of products, from the No. 1 selling industry-standard InvisibleShield® screen protectors and mobile keyboards, to power management solutions, mobile audio, and cases. Zagg is the trusted brand that makes products consumers can rely on to make the most of their mobile lives. More information about the company and its brands, including iFrogz®, is available at www.zagg.com or on Facebook and Twitter.

CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

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